Exhibit (g)(4)

CUSTODY SERVICES AGREEMENT

This Custody Services Agreement (the “Agreement”) is made as of July 27, 2009 by and between ASG DIVERSIFYING STRATEGIES CAYMAN FUND LTD., an exempted company incorporated under the laws of the Cayman Islands with its registered office at c/o Walkers SPV Limited, Walker House, 87 Mary Street, George Town, Grand Cayman KY1-9002, Cayman Islands (the “Customer”), and STATE STREET BANK AND TRUST COMPANY, a trust company organized under the laws of The Commonwealth of Massachusetts, United States of America, with its principal place of business at One Lincoln Street, Boston, Massachusetts 02111, United States of America (the “Custodian”).

W I T N E S S E T H :

WHEREAS, the Customer wishes to retain the Custodian as the custodian of certain of its assets, and the Custodian is willing to provide such services on the terms and conditions set forth herein,

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter contained, the parties hereto agree as follows:

1.	EMPLOYMENT OF CUSTODIAN AND PROPERTY TO BE HELD BY IT.

The Customer hereby employs the Custodian as the custodian of certain assets owned and/or controlled by the Customer (such assets shall hereinafter be identified as the “Customer Assets”). Each of the Customer and the Custodian agrees that Customer Assets may include uncertificated shares of or other interests in (collectively, “Underlying Shares”) collective investment vehicles (collectively, “Underlying Funds”), including, inter alia, mutual funds. Each of the Customer and the Custodian further agrees that the holding by the Custodian of confirmation statements which identify Underlying Shares as being recorded in the Custodian’s name for the benefit of the Customer or in a nominee name of the Custodian for the benefit of the Customer, shall be deemed to constitute the custody by the Custodian of such Underlying Shares for purposes of this Agreement.

The Custodian shall not be responsible for any property constituting the Customer Assets (i) not received by the Custodian, its agents or its subcustodians as provided herein, or (ii) delivered by or otherwise removed from the custody of the Custodian, its agents or its subcustodians, pursuant to Proper Instructions (as defined in Section 2.12 hereof).

2.	DUTIES OF THE CUSTODIAN WITH RESPECT TO PROPERTY HELD BY THE CUSTODIAN.

2.1	HOLDING SECURITIES.

The Custodian shall hold and segregate from its own property, or direct its agents or its subcustodians to so hold and segregate for the Customer all securities and other noncash property constituting the Customer Assets, other than (i) securities which constitute the Customer Assets and are held by the Custodian or its agents or subcustodians in a clearing agency which acts as a securities depository or in another book-entry system for the central handling of securities (collectively referred to herein as “Securities System”); and (ii) Underlying Shares which constitute Customer Assets and are maintained with a Transfer Agent pursuant to Section 2.2. The Custodian shall identify on its books and records as belonging to the Customer the securities and other noncash property, as applicable, constituting Customer Assets held by (a) the Custodian, its agents and subcustodians, (b) a Securities System or (c) a Transfer Agent in accordance with Section 2.2. To the extent that the Custodian or any of its subcustodians holds securities constituting the Customer Assets in an omnibus account that is identified as belonging to the Custodian for the benefit of its customers, the records of the Custodian shall identify which of such securities constitute Customer Assets.

2.2	DEPOSIT AND MAINTENANCE OF UNDERLYING SHARES WITH TRANSFER AGENT.

Each of the Customer and Custodian agree that the provisions of this Section 2.2 shall govern the custody of the Underlying Shares and that, to the extent there is a conflict between said provisions and the provisions of any other Section of this Agreement in respect of Underlying Shares, the terms of this Section 2.2 shall control.

Each of the Customer and the Custodian hereby acknowledges and agrees that notwithstanding the custody services to be provided by the Custodian to the Customer hereunder, the Underlying Shares beneficially owned by the Customer shall be deposited and/or maintained in an account or accounts maintained by a transfer agent, registrar, corporate secretary, general partner or other relevant third party (each referred to herein as a “Transfer Agent”) as notified to the Custodian by Proper Instructions. Each of the Customer and the Custodian further acknowledges and agrees that the Custodian’s only responsibilities in respect of the Underlying Shares shall be limited to the following:

(i)	that, upon receipt of a confirmation or statement from a Transfer Agent that such Transfer Agent is holding or maintaining Underlying Shares in the name of the Custodian (or a nominee of the Custodian) for the benefit of the Customer, the Custodian shall (a) mark such holdings on its books and records and (b) identify by book-entry that the relevant Underlying Shares are being held by it as custodian for the benefit of the Customer;

(ii)	that, in respect of the purchase of Underlying Shares, upon receipt of Proper Instructions, the Custodian shall (a) pay out money from the Customer Assets in furtherance of said purchase of Underlying Shares for the account of the Customer as directed by said Proper Instructions, and (b) record such payment from the account of the Customer on the books and records of the Custodian;

(iv)	that, in respect of the sale or redemption of Underlying Shares, upon receipt of Proper Instructions, the Custodian shall (a) transfer Underlying Shares redeemed for the account of the Customer in accordance with said Proper Instructions, and (b) record such transfer on the books and records of the Custodian and, upon the receipt of related proceeds, record the related payment for the account of the Customer on said books and records.

The Custodian shall not be liable to the Customer for any Loss (as defined in Section 7.2) or damage to the Customer or the Customer Assets resulting from the maintenance of Underlying Shares with a Transfer Agent except for Losses resulting directly from the fraud, negligence or wilful misconduct of the Custodian or its agents.

2.3	DELIVERY OF SECURITIES.

The Custodian, upon receipt of Proper Instructions (which may be standing instructions when deemed appropriate by the parties hereto), shall release and deliver, or direct its agents or its subcustodians to release and deliver, securities constituting the Customer Assets held by the Custodian, its agents or its subcustodians or maintained by any of them in a Securities System, in the following cases:

(a)	Upon sale of such securities for the account or accounts holding the Customer Assets: (i) in accordance with the customary or established practices and procedures in the jurisdiction or market where the transactions occur, including, without limitation, delivery to the purchaser thereof or to a dealer therefore (or an agent of such purchaser or dealer) against expectation of receiving later payment; or (ii) in the case of a sale effected through a Securities System, in accordance with the rules governing the operations of the Securities System;

(b)	Upon the receipt of payment in connection with any repurchase agreement related to such securities;

(c)	To the depository agent in connection with tender or other similar offers for securities;

(d)	To the issuer thereof or its agent when such securities are called, redeemed, retired or otherwise become payable; provided that, unless otherwise directed by Proper Instructions, the cash or other consideration is to be delivered to the Custodian, its agents or its subcustodians;

(e)	To the issuer thereof, or its agent, for transfer into the name of the Custodian or of any nominee of the Custodian or into the name of any of its agents or subcustodians or their nominees or for exchange for a different number of bonds, certificates or other evidence representing the same aggregate face amount or number of units;

(f)	To brokers, clearing banks or other clearing agents for examination in accordance with “street delivery” custom;

(g)	For exchange or conversion pursuant to any plan of merger, consolidation, recapitalization, reorganization or readjustment of the securities of the issuer of such securities, or pursuant to provisions for conversion contained in such securities, or pursuant to any deposit agreement; provided that unless otherwise directed by Proper Instructions, the new securities and cash, if any, are to be delivered to the Custodian, its agents or its subcustodians;

(h)	In the case of warrants, rights or similar securities, the surrender thereof in the exercise of such warrants, rights or similar securities or the surrender of interim receipts or temporary securities; provided that, unless otherwise directed by Proper Instructions, the new securities and cash, if any, are to be delivered to the Custodian, its agents or its subcustodians;

(i)	For delivery as security in connection with any borrowings by the Customer requiring a pledge of assets by the Customer;

(j)	In connection with trading in options and futures contracts, including delivery as original margin and variation margin; and

(k)	For any other purpose, but only upon receipt of Proper Instructions specifying the securities to be delivered and naming the person or persons to whom and the purpose for which delivery of such securities shall be made.

2.4	REGISTRATION OF SECURITIES.

Securities held by the Custodian, its agents or its subcustodians (other than bearer securities or securities held in a Securities System) may be registered in the name of the Custodian or in the name of any nominee of the Custodian or in the name of any of the Custodian’s agents or subcustodians (or any of their nominees). The Custodian, its agents and its subcustodians shall not be obligated to accept securities constituting (in whole or in part) the Customer Assets under the terms of this Agreement unless such securities are in good delivery form.

2.5	BANK ACCOUNTS.

The Custodian, its agents or its subcustodians may open and maintain one or more accounts in the name of the Custodian or otherwise, in such banks, trust companies, or deposit taking institutions and upon such terms, as they may, in their discretion, deem advisable, including the Custodian, its subcustodians or any affiliates of the Custodian or the subcustodians, subject only to draft or order by the Custodian, its agents or its subcustodians acting pursuant to the terms of this Agreement. The Custodian shall hold in such account or accounts, subject to the provisions hereof, cash received by, from or for the Customer, and shall be under no duty of disclosure or accounting to the Customer or the Customer Assets with regard to the earnings on the investment of such cash, other than interest at the stated rate, if any, paid on such accounts.

In accordance with the laws of The Commonwealth of Massachusetts, United States of America, the Custodian shall not be required to repay any deposit made at a non-U.S. branch of the Custodian or any deposit made with the Custodian and denominated in a non-U.S. dollar currency, if repayment of such deposit or the use of assets denominated in the non-U.S. dollar currency is prevented, prohibited or otherwise blocked due to (a) an act of war, insurrection or civil strife; (b) any action by a non-U.S. government or instrumentality or authority asserting governmental, military or police power of any kind, whether such authority be recognized as a de facto or a de jure government, or by any entity, political or revolutionary movement or otherwise that usurps, supervenes or otherwise materially impairs the normal operation of civil authority; or (c) the closure of a non-U.S. branch in order to prevent, in the reasonable judgement of the Custodian, harm to the employees or property of the Custodian.

The obligation to repay any such deposit shall not be transferred to and may not be enforced against any other branch of the Custodian. The Custodian shall repay such deposit when and if all circumstances preventing, prohibiting or otherwise blocking repayment cease to exist. All currency transactions are subject to the exchange control regulations of the United States, the laws of the country of the currency or the laws of the branch where the account is maintained.

2.6	FOREIGN EXCHANGE.

To facilitate the administration of the Customer’s trading and investment activity, the Custodian is authorized (but shall not be obliged) on receipt of Proper Instructions, to enter into spot or forward foreign exchange contracts with the Customer, and may also provide foreign exchange contracts through its agents, affiliates or subcustodians. Proper Instructions, including standing instructions, may be issued with respect to such contracts, but the Custodian may establish rules or limitations concerning such contracts. In all cases where the Custodian, or its agents, affiliates or subcustodians enter into a foreign exchange contract related to the Customer Assets, the terms and conditions then current for foreign exchange contracts of the Custodian or its agent, affiliate or subcustodian (as the case may be), to the extent consistent with this Agreement, shall apply to such transaction, and the Customer shall be responsible for and shall reimburse the Custodian for any reasonable costs or any liabilities resulting from such foreign exchange contracts. Neither the Custodian nor its agents, affiliates or subcustodians shall have any obligation to disclose or account to the Customer or the Customer Assets for any commissions or earnings made on such transactions.

2.7	CREDIT OF INCOME.

The Custodian, its agents or its subcustodians shall credit all income and other payments received by them with respect to the securities held hereunder to the Customer Assets. The collection of income due to the Customer Assets on securities loaned shall not be the responsibility of the Custodian.

2.8	PAYMENT OF CUSTOMER ASSETS MONEYS.

Upon receipt of Proper Instructions (which may be standing instructions), the Custodian shall pay out or direct its agents or its subcustodians to pay out, money from the Customer Assets in the following cases:

(a)

Upon the purchase of securities for the account or accounts holding the Customer Assets: (i) in accordance with the customary or established practices and procedures in the jurisdiction or market where the transactions occur, including, without limitation, delivering money to the seller thereof or to a dealer therefor (or an agent for such seller or dealer) against expectation of receiving later delivery of such securities; or (ii) in the case of a purchase effected through a Securities System, in accordance with the rules governing the operations of such Securities System;

(b)	In connection with conversion, exchange or surrender of securities as set forth in Section 2.3 hereof;

(c)	For the payment of any expense or liability including but not limited to the following payments: interest, taxes, management, accounting, legal fees and operating expenses;

(d)	For the purchase or sale of foreign exchange contracts for the account or accounts holding the Customer Assets, including transactions executed with or through the Custodian, its agents or its subcustodians;

(e)	In connection with trading in options and futures contracts, including delivery as original margin and variation margin; and

(f)	For any other purpose, but only upon receipt of Proper Instructions specifying the amount of such payment and naming the person or persons to whom such payment is to be made.

2.9	APPOINTMENT OF AGENTS AND SUBCUSTODIANS.

The Custodian may at its discretion appoint or remove agents or subcustodians to carry out such of the provisions of this Agreement as the Custodian may from time to time direct. Notwithstanding the foregoing, each of the Customer and the Custodian hereby agree that no Transfer Agent will be deemed to be an agent or a subcustodian of the Custodian for purposes of this Section 2.9 or for any other provision of this Agreement.

2.10	PROXIES.

The Custodian will act in accordance with Proper Instructions with regard to proxies received by the Custodian from its agents or its subcustodians or from issuers of the securities being held as Customer Assets. In the absence of such Proper Instructions, or in the event that such Proper Instructions are not received in a timely fashion, the Custodian shall be under no duty to act with regard to such proxies.

2.11	COMMUNICATIONS RELATING TO SECURITIES CONSTITUTING CUSTOMER ASSETS.

The Custodian shall make reasonable efforts to transmit to the Customer written information (or a synopsis thereof) received by the Custodian from its agents or its subcustodians or from issuers of the securities being held as Customer Assets or from the party (or its agents) making any cash or exchange offer. The Custodian shall not be liable for any untimely exercise of any tender, exchange or other right or power in connection with securities or other property held by it as Customer Assets unless (i) the Custodian or its agents or subcustodians are in actual possession of such securities or property, (ii) the Custodian receives Proper Instructions with regard to the exercise of any such right or power, and (iii) both (i) and (ii) occur at least three (3) business days prior to the date on which the Custodian is to take action to exercise such right or power.

2.12	PROPER INSTRUCTIONS.

The term “Proper Instructions” shall mean instructions (including standing instructions) received by the Custodian from the Customer, the Investment Manager (as defined in Section 11.1 hereof), or any person duly authorized by either of them (each, an “Authorized Person”). Such instructions shall be transmitted in writing, and may be given by (i) a writing signed by the authorized person; (ii) a tested communication; (iii) a communication utilizing access codes effected between electro-mechanical or electronic devices, or (iv) such other means and utilizing such intermediary systems and utilities as may be agreed from time to time by the Custodian and the Authorized Person giving such instructions (including, without limitation, oral instructions). The Custodian shall have no responsibility or liability to the Customer or the Customer Assets, and shall be indemnified and held harmless by the Customer, in the event that a subsequent written confirmation of an oral instruction fails to conform to the oral instructions received by the Custodian. The Customer shall cause its duly-authorized officers to certify to the Custodian in writing the names and specimen signatures of Authorized Persons. The Custodian shall be entitled to rely upon the identity and authority of such persons until it receives written notice from the Customer or an Investment Manager, as applicable, to the contrary.

Upon any acquisition or disposal or other dealing in the securities or other property constituting the Customer Assets and upon every delivery or transfer of any property to the Custodian hereunder, and where the Custodian shall be requested to distribute or otherwise deal with any property, the Customer or any person duly authorized by it shall specify where relevant the following items:

(a)	Dealing date;

(b)	Whether sale or purchase or, if another type of transaction, details of the same;

(c)	Descriptions of the property in question;

(d)	Quantity;

(e)	Price per unit;

(f)	Amount of money to be received or delivered;

(g)	Currency information;

(h)	Name of the stockbrokers and other persons, firms or companies concerned with the execution of the purchase, sale or other transactions;

(i)	Settlement date; and

(j)	Any other relevant details.

The Custodian shall have no obligation to act on any instructions purported to be given which do not specify any of the above, but the provisions of this Agreement shall apply in the event that the Custodian decides to act upon such purported instructions, and such instructions shall be considered Proper Instructions for purposes of this Agreement. The Custodian shall have no obligation to act in accordance with purported instructions to the extent that they conflict with applicable law or regulations, local market practice or the Custodian’s operating policies and practices. The Custodian shall not be liable for any loss resulting from a delay while it obtains clarification of any Proper Instructions.

2.13	ACTIONS PERMITTED WITHOUT EXPRESS AUTHORITY.

The Custodian may, at its discretion and without express authority from the Customer, attend to all nondiscretionary details in connection with the sale, exchange, substitution, purchase, transfer and other dealings with the securities and property constituting the Customer Assets.

2.14	EVIDENCE OF AUTHORITY.

The Custodian shall be protected in acting upon any instruction, notice, request, consent, certificate, instrument or paper reasonably believed by it to be genuine and to have been properly executed or otherwise given by or on behalf of the Customer or an Investment Manager.

3.	CUSTODIAN REPORTING.

The Custodian shall render to the Customer (i) on a monthly basis, (a) a report of all monies received as, or paid from, the Customer Assets (including cash balances as of the closing date of the report), (b) an itemized statement of the securities held as Customer Assets under this Agreement, (c) a list of all securities transactions that remain unsettled as of the end of each month, and (ii) such other reports as the parties shall agree will be provided from time to time. All such records that are prepared for the Customer shall be the property of the Customer and shall at all times during the regular business hours of the Custodian be open for inspection by duly authoriozed officers, employees or agents of the Customer.

4.	REMOTE ACCESS SERVICES.

Each of the Customer and the Custodian agree to be bound by the terms of the Remote Access Services Addendum attached hereto as Exhibit A. The Customer acknowledges that the data and information it will be accessing from the Custodian is unaudited and may not be accurate due to inaccurate pricing of securities, delays of a day or more in updating the relevant account and other causes for which the Custodian will not be liable to the Customer.

5.	DUTIES OF CUSTODIAN IN RESPECT OF MAINTENANCE OF BOOKS OF ACCOUNT AND CALCULATION OF NET ASSET VALUE.

The Custodian shall cooperate with and supply information within its records as agreed between the Customer and Custodian from time to time to the entity or entities appointed by the Customer to keep the books of account of the Customer and/or compute relevant net asset values.

6.	COMPENSATION OF CUSTODIAN.

The Custodian shall be entitled to compensation for its custodial and other services and expenses as Custodian as set forth in a written fee schedule (“Fee Schedule”) between the parties hereto, until a different compensation shall be agreed upon in writing by the Customer and Custodian.

7.	RESPONSIBILITY OF CUSTODIAN.

7.1	STANDARD OF CARE.

The Custodian shall at all times exercise reasonable care and act in good faith in the performance of its duties hereunder, taking into account the laws, customs, and facts and circumstances prevailing in the jurisdictions in which the Customer elects to invest, provided, however, that the Custodian shall not be liable to the Customer for any loss, damage, claim, cost, expense or other liability arising under or in connection with this Agreement unless caused by the Custodian’s own fraud, negligence or willful misconduct in the discharge of its duties hereunder. The Custodian shall be responsible for the performance of only such duties that are expressly set forth in this Agreement, as the same are carried out in accordance with what the Custodian reasonably believes to be local market practice or otherwise in accordance with its operating policies and procedures, and shall have no responsibility for the acts or omissions or any other person, including, without limitation, third-parties. The Custodian shall not be responsible for the title, validity or genuineness, including good deliverable form, of any property or evidence of title thereto received by it or delivered by it pursuant to this Agreement and shall be held harmless in acting upon any notice, request, consent, certificate or instrument reasonably believed by it to be genuine and to be signed or otherwise given by the proper party or parties.

7.2	INDEMNIFICATION.

The Custodian shall be kept indemnified by and shall be without liability to the Customer and the Customer Assets for any and all losses, damages, claims, costs, actions, liabilities, suits, proceedings or expenses (including reasonable attorney’s fees and disbursements) (each an “Indemnifiable Loss”) which may arise in connection with the property held hereunder or otherwise in connection with this Agreement, including, without limitation, any Indemnifiable Loss suffered or incurred as a result of (i) the acts or omissions of the Customer or any third party, including any Transfer Agent, whose data or services, including records, reports and other information, the Custodian must rely upon in performing its duties hereunder, or (ii) acting upon any Proper Instructions reasonably believed by it to have been duly authorized by the Customer, the Investment Manager or any other Authorized Person, provided any such Indemnifiable Loss has not arisen out of the Custodian’s own fraud, negligence or willful misconduct.

7.3	LIMITATION OF LIABILITY.

Without prejudice to the generality of the foregoing, the Custodian shall be without liability to the Customer or the Customer Assets for any loss, damage, claim, cost, expense or other liability resulting from or caused by: (i) events or circumstances beyond its reasonable control, including without limitation, acts of war or terrorism, governmental or quasi-governmental actions, including the suspension of trading or the suspension of foreign exchange, interruptions of telecommunications or other utilities and other force majeure events; (ii) errors by the Customer, any Investment Manager or any other authorized person (as applicable) in its instructions to the Custodian; (iii) the failure of the Customer, any Investment Manager or any other authorized person (as applicable) to adhere to the Custodian’s operational policies and procedures; (iv) any acts, omissions or insolvency of a Securities System or Transfer Agent; (v) any delay or failure of any broker, agent, intermediary, central bank or other commercially prevalent payment or clearing system to deliver to the Custodian’s subcustodian or agent securities purchased or in the remittance of payment made in connection with the securities sold; (vi) any delay or failure of any company, corporation, or other body in charge of registering or transferring securities in the name of the Custodian, the Customer, or the Custodian’s subcustodians, nominees or agents, or any consequential damages or losses arising out of such delay or failure to transfer such securities including, without limitation, non-receipt of bonus, dividends and rights and other accretions of benefits; or (vii) any delays or inability to perform its duties resulting from disorder in market infrastructure with respect to any particular security or Securities System. The Custodian shall be entitled to rely on, and may act upon, advice of counsel (who may be counsel for the Customer) on all matters, and shall be without liability for any action reasonably taken or omitted pursuant to such advice.

7.4	CONFLICTING CLAIMS.

In the event of any dispute or conflicting claims by any person or persons with respect to securities or other property held as Customer Assets, the Custodian shall be entitled to refuse to act until either: (a) such dispute or conflicting claim shall have been finally determined by a court of competent jurisdiction or settled by agreement between conflicting parties, and the Custodian shall have received written evidence satisfactory to it of such determination or agreement; or (b) the Custodian shall have received an indemnity, security or both, satisfactory to it and sufficient to hold it harmless from and against any and all loss, liability and expense which the Custodian may incur as a result of its actions.

7.5	THIRD-PARTY INFORMATION.

The Customer and any third party agents including, without limitation, any Transfer Agent, (each, a “Third Party Agent”) from which the Custodian shall receive or obtain certain records, reports and other data in connection with the services provided hereunder are solely responsible for the contents of such information, including, without limitation, the accuracy thereof. The Custodian shall have no responsibility to review, confirm or otherwise assume any duty with respect to the accuracy or completeness of any such information and shall be without liability for any loss, damage, claim, cost, expense or other liability suffered by the Customer, the Customer Assets or any other party as a result of the Custodian’s reasonable reliance on and utilization of such information.

7.6	LEGAL, REGULATORY AND INVESTMENT MANAGER COMPLIANCE.

The Custodian shall have no obligation to review, monitor or otherwise ensure compliance by the Customer with (i) any law, regulation, policy, restriction or guideline applicable to the Customer, the Customer Assets or any Investment Manager, or (ii) any term or condition of any agreement between the Customer and any third party, including the Investment Manager.

7.7	RESPONSIBILITY FOR PROPERTY HELD BY SUBCUSTODIANS AND AGENTS.

The Custodian’s responsibility with respect to any property held by its subcustodians or its agents is limited to the failure on the part of the Custodian to exercise reasonable care in the selection, retention or monitoring of such subcustodian or agent in light of prevailing settlement and securities handling practices, procedures and controls in the relevant market. With respect to any direct losses, damages, claims, costs, expenses or other liabilities incurred by the Customer or the Customer Assets as a result of the acts or the failure to act by any agent or subcustodian, the Custodian’s sole responsibility to the Customer shall be to take commercially reasonable action to pursue claims for such losses, damages, claims, costs, expenses or other liabilities, as applicable, from such subcustodian or agent.

Notwithstanding the foregoing or any other provision of this Agreement, the Customer acknowledges and agrees that the Custodian shall not be liable to the Customer, the Customer Assets, the Investment Manager or any other party for any loss, damage, claim, cost, expense or other liability arising from the bankruptcy, insolvency or receivership of any such subcustodian or agent. The Customer further acknowledges and agrees that Transfer Agents shall not be deemed to be subcustodians or agents of the Custodian for purposes of this Section 7.7 or for any other provision of this Agreement.

7.8	RESPONSIBILITY AND LIABILITY FOR PAST RECORDS.

The Custodian shall have no liability in respect of any loss, damage, claim, cost, expense or other liability suffered by the Customer insofar as such loss, damage, claim, cost expense or other liability arises from the performance of the Custodian’s duties hereunder by reason of the Custodian’s reliance upon records that were maintained for the Customer by entities other than the Custodian prior to the Custodian’s appointment as custodian for the Customer and the Customer Assets.

7.9	INDIRECT, SPECIAL AND CONSEQUENTIAL DAMAGES.

Notwithstanding anything to the contrary in this Agreement, each of the Customer and Custodian hereby agree that in no event shall the Custodian be liable for indirect, special or consequential damages, or for any damages of a similar nature.

8.	SECURITY INTEREST.

8.1	CREATION OF SECURITY INTEREST.

To secure the due and punctual payment of all liabilities, whether actual or contingent (“Liabilities”), of the Customer to the Custodian now or hereafter arising or incurred under or in connection with this Agreement, the Customer hereby grants to the Custodian a security interest in (i) all of the Customer’s cash, deposit accounts, securities and other investment property, and other assets, whether now existing or hereafter acquired or created, in the possession or under the control of any of the Custodian and its agents, affiliates and subcustodians and (ii) any and all proceeds of any thereof (collectively, the “Collateral”). The Liabilities include, without limitation, (a) the obligations of the Customer to the Custodian in relation to any advance of cash or securities for any purpose; (b) the obligations of the Customer to the Custodian (in its capacity as foreign exchange provider or otherwise) in relation to any spot or forward foreign exchange contracts or any other foreign exchange contract or facility entered into with the Customer; and (c) the obligations of the Customer to reimburse the Custodian for any taxes, interest, charges, expense, assessments, or other liabilities that may be assessed against or imposed on the Custodian under or in connection with this Agreement, except such Liabilities as may arise from the Custodian’s own fraud, negligence or wilful misconduct in the performance of its duties hereunder.

8.2	SECURED PARTY AND OTHER RIGHTS.

In the event that the Customer fails to satisfy any of the Liabilities as and when due and payable, the Custodian shall have in respect of the Collateral, in addition to all other rights and remedies arising hereunder or under applicable law, the rights and remedies of a secured party under the Uniform Commercial Code of The Commonwealth of Massachusetts. Without prejudice to the Custodian’s rights under applicable law, the Custodian shall be entitled, without notice to the Customer, to withhold delivery of any Collateral, sell or otherwise realize any such Collateral and to apply the money or other proceeds and any other monies credited to the cash accounts in satisfaction of such Liabilities. The Customer acknowledges that, in the Custodian exercising any such rights or remedies against any of the Collateral, it will be commercially reasonable for the Custodian (i) to accelerate or cause the acceleration of the maturity of any fixed term deposits comprised in the Collateral and (ii) to effect such currency conversions as may be necessary at its current rates for the sale and purchase of the relevant currencies.

9.	SECURITY CODES.

If the Custodian has issued to the Customer (or any duly-authorized agent thereof) security codes, passwords, or test keys in order that the Custodian may verify that certain transmissions of information, including Proper Instructions, have been originated by the Customer (or such agent), the Custodian shall be kept indemnified by and be without liability to the Customer or the Customer Assets for any action taken or omitted by it in reliance upon receipt by the Custodian of transmissions of information with the proper security code or password, including instructions purporting to be Proper Instructions, which the Custodian reasonably believes to be from the Customer (or its duly-authorized agent). The Customer shall, and procure that any duly-authorized agent shall, safeguard any security codes, passwords, test keys or other security devices which the Custodian shall make available.

10.	TAX LAW.

The Custodian shall have no responsibility or liability for any obligations now or hereafter imposed on the Customer, the Customer Assets or the Custodian as custodian of the Customer Assets by the tax laws of any country or of any state or political subdivision thereof. It shall be the responsibility of the Customer to notify the Custodian of the obligations imposed on the Customer or the Custodian, as custodian of the Customer (or the Customer Assets) by the tax law of countries, states and political subdivisions thereof, including responsibility for withholding and other taxes, assessments or other governmental charges, certifications and governmental reporting. The sole responsibility of the Custodian with regard to such tax law shall be to use commercially reasonable efforts to assist the Customer with respect to any claim for exemption or refund under the tax law of jurisdictions for which the Customer has provided appropriate tax information.

The Custodian shall be kept indemnified by and shall be without liability to the Customer or the Customer Assets for any such obligations including taxes, withholding and reporting requirements, claims for exemption and refund, additions for late payment, interest, penalties and other expense (including legal expenses) that may be assessed against the Customer the Customer Assets or the Custodian as Custodian of the Customer and the Customer Assets.

11.	INVESTMENT MANAGERS.

11.1	APPOINTMENT AND TERMINATION OF INVESTMENT MANAGERS.

Customer at any time may appoint one or more persons to manage the investment of all or any portion of the Customer Assets (each an “Investment Manager”). In such event, Customer shall promptly notify the Custodian in writing of the appointment of such Investment Manager, and of the portion of the Customer Assets over which the Investment Manager may exercise its authority. Customer similarly promptly shall notify the Custodian of the termination of the appointment of any Investment Manager.

11.2	AUTHORITY OF INVESTMENT MANAGERS.

The Custodian, in performing its duties under this Agreement, shall be entitled to rely upon Proper Instructions from any Investment Manager upon receipt from the Customer of the written notice relating to the appointment of such Investment Manager described in Section 11.1 above, with such limitations as Customer and the Custodian may by written agreement provide. In the absence of such limitations, the Custodian shall be entitled to accept Proper Instructions from the Investment Manager upon the assumption that the Investment Manager may exercise full discretion with regard to all matters under this Agreement.

12.	REPRESENTATIONS AND WARRANTIES AND COVENANTS.

12.1	REPRESENTATIONS AND WARRANTIES AND COVENANTS OF CUSTOMER.

The Customer represents and warrants and covenants, as applicable, to the Custodian that:

(a)	The Customer has the power to enter into and perform its obligations under this Agreement, and has duly executed this Agreement so as to constitute its valid and binding obligations;

(b)	The Customer has the power pursuant to its constitutive documents, and any related laws and regulations:

(i)	to enter into this Agreement;

(ii)	to grant to the Custodian the rights against assets of the Customer (including, without limitation, the security interests, liens and rights of set-off referred to in Section 8) in connection with the obligations of the Customer; and

(iii)	to carry out its obligations hereunder;

(c)	In giving any instructions, which purport to be “Proper Instructions” under this Agreement, the Customer will act, and will cause any agent appointed by it or any Investment Manager to act, in accordance with the provisions of all documents establishing the Customer and governing the Customer Assets and any related laws and regulations; and

(d)	The Customer will disclose to the Custodian such information, including, but not limited to, information concerning itself and the Customer Assets, as reasonably required for the performance of its duties and of obligations as the Custodian of the Customer Assets, or as required by applicable law or legal process.

The Customer shall be deemed to repeat each of the foregoing representations and warranties on each date on which the Customer gives instructions to the Custodian (including, without limitation, instructions in relation to any foreign exchange transaction).

12.2	ADDITIONAL COVENANTS OF CUSTOMER.

The Customer shall, as and when requested by the Custodian, provide the Custodian with evidence reasonably satisfactory to the Custodian that the warranties set out in Sections 12.1(a) and 12.1(b) are true and correct.

12.3	REPRESENTATIONS AND WARRANTIES OF CUSTODIAN.

The Custodian represents and warrants to the Customer that:

(a)	the Custodian has the power under its charter to enter into and perform its obligations under this Agreement.

(b)	the Custodian has duly executed this Agreement so as to constitute valid and binding obligations of the Custodian.

12.4	ADDITIONAL COVENANTS OF CUSTODIAN.

The Custodian shall, as and when requested by the Customer, provide the Customer with evidence reasonably satisfactory to the Customer that the warranties set out in Sections 12.3(a) and 12.3(b) are true and correct.

13.	EFFECTIVE PERIOD, AMENDMENT AND TERMINATION.

This Agreement shall become effective as of the date set forth herein, shall continue in full force and effect until terminated as hereinafter provided, may be amended at any time by mutual written agreement of the parties hereto and may be terminated by either the Customer or the Custodian by an instrument in writing delivered or mailed, postage prepaid to the other party, such termination to take effect not sooner than sixty (60) days after the date of such delivery or mailing unless a different period is agreed to in writing by the parties.

This Agreement may also be immediately terminated by:

(i)	the Customer in the event that:

(a)	the Custodian has materially breached the terms of this Agreement;

(b)	(i) the Custodian files a petition seeking protection from its creditors pursuant to applicable bankruptcy, insolvency or similar laws, (ii) proceedings in bankruptcy are instituted against the Custodian by a third party, or (iii) a secured party takes possession of all or substantially all of the Custodian’s assets, and the same is not discharged within thirty (30) days; or

(c)	the Custodian (i) admits in writing its inability to pay its debts as they fall due or (ii) passes a resolution relating to its winding up and/or liquidation (except pursuant to a plan of consolidation, amalgamation or merger).

(ii)	the Custodian in the event that:

(a)	the Customer has materially breached the terms of this Agreement;

(b)	(i) the Customer files a petition seeking protection from its creditors pursuant to applicable bankruptcy, insolvency or similar laws, (ii) proceedings in bankruptcy are instituted against the Customer by a third party, or (iii) a secured party takes possession of all or substantially all of the Customer’s assets, and the same is not discharged within thirty (30) days; or

(c)	the Customer (i) admits in writing its inability to pay its debts as they fall due or (ii) passes a resolution relating to its winding up and/or liquidation (except pursuant to a plan of consolidation, amalgamation or merger).

Upon termination of the Agreement, the Customer shall, upon demand, pay to the Custodian such compensation as may be due as of the date of such termination and shall likewise reimburse the Custodian for its reasonable costs, expenses and disbursements.

14.	ACTION ON TERMINATION.

In the event that securities, funds and other property remain in the possession of the Custodian, its agents or its subcustodians after the date of termination hereof owing to failure of the Customer to appoint a successor custodian or to give Proper Instructions with regard to such assets, the Custodian may cause such property to be delivered to the Customer at the Customer’s sole risk and expense. The Custodian shall be entitled to fair compensation for its services and payment of all expenses incurred during such period as the Custodian retains possession of such securities, funds and other property after termination of this Agreement. Such compensation and expenses shall in no event be less than those to which the Custodian is entitled under this Agreement.

15.	NOTICES.

Any notice, instruction or other instrument required to be given hereunder may be delivered in person to the offices of the parties as set forth herein during normal business hours or delivered prepaid registered mail or by telecopy to the parties at the following addresses or such other addresses as may be notified by any party from time to time.

To the Customer:	ASG DIVERSIFYING STRATEGIES CAYMAN FUND LTD. c/o Natixis Funds 399 Boylston Street Boston, MA 02116 Attention: Secretary Telephone: Telecopy:

To the Custodian:	STATE STREET BANK AND TRUST COMPANY Two Avenue de LaFayette Boston, MA 02111 Attention: Jeff Mihalchik Telephone: 617-662-1780 Telecopy:

Such notice, instruction or other instrument shall be deemed to have been served in the case of a registered letter at the expiration of five business days after posting, in the case of telecopy on the business day of receipt thereof (as confirmed by the sender thereof by receipt of an ‘error-free’ transmission report at the completion of the relevant transmission), and if delivered outside normal business hours it shall be deemed to have been received at the next time after delivery when normal business hours commence. Evidence that the notice was properly addressed, stamped and put into the post shall be conclusive evidence of posting.

16.	PROXY.

The Customer does hereby irrevocably appoint the Custodian or any of its directors, officers or employees (from time to time duly appointed or authorized in writing by the Custodian for the purposes herein, the certificate of the Custodian of such appointment to be final and conclusive) to be the Customer’s attorney or attorneys for and in the name of the Customer or otherwise, with full powers of substitution from time to time, for each and all of the purposes hereunder, to sign and execute all documents and perform all acts and things the Custodian considers expedient or necessary for any of the purposes hereunder, and in that respect to employ and pay agents and generally to secure any appropriate assistance which the Custodian may consider necessary for the purposes of this Agreement.

The Customer does hereby declare that each and every receipt, deed, matter and thing which shall be properly given, made, executed or done by the attorney for the purposes hereunder shall be as good, valid and effectual to all intents and purposes as if the same had been signed, sealed, delivered, given, made, or done by the Customer. The Customer does hereby further undertake at all times to ratify whatever the attorney shall lawfully do or cause to be done in or concerning the property by virtue of this Agreement and power of attorney.

17.	LAW TO APPLY; CONSENT TO NON-EXCLUSIVE JURISDICTION.

This Agreement shall be construed and the provisions thereof interpreted under and in accordance with laws of The Commonwealth of Massachusetts, United States of America, excluding the conflicts of laws principles thereof. The Customer hereby submits to the nonexclusive jurisdiction of the courts of the United States of America and The Commonwealth of Massachusetts, including any appellate courts thereof.

18.	ASSIGNMENT.

Neither this Agreement nor any rights hereunder shall be assigned by any party hereto without the prior written consent of the other party, provided, however, that Custodian may assign its interests herein to any of its respective affiliates or subsidiaries with prior notification to the Customer.

19.	CONFIDENTIALITY.

The parties hereto agree that each shall treat confidentially the terms and conditions of this Agreement and all information provided by each party to the other party regarding its business and operations. All confidential information provided by a party hereto shall be used by any other party hereto solely for the purpose of rendering services pursuant to this Agreement and, except for the purposes set forth in or contemplated by this Agreement, shall not be disclosed to any third party without the prior written consent of the party (which may include Proper Instructions from the Customer) providing the information. The foregoing shall not be applicable to any information that is (i) publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, (ii) independently derived by any party hereto without the use of any information provided by the other party hereto in connection with this Agreement, (iii) aggregated, without reference to the Customer, in whole or in part, with other client information for the Custodian’s own marketing, reporting or other purposes, or (iv) required in any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, or required by operation of law or regulation. The provisions of this Section 19 shall survive the termination of this Agreement.

20.	ERISA MATTERS.

The Customer hereby covenants and agrees during the term of this Agreement that (i) the aggregate interest in any class of shares of the Customer held by benefit plan investors (as such term is interpreted under The Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) shall not at any time equal or exceed twenty-five per cent (25%) of the outstanding shares of such class without the prior written consent of the Custodian and (ii) the Customer shall not, without the prior written consent of the Custodian, permit the assets of the Customer to be deemed assets of an employee benefit plan which is subject to ERISA. Upon written notice, the Custodian shall be entitled to terminate this Agreement, effective immediately, in the event that this Section 20 is breached by the Customer.

21.	SEVERABILITY.

Each section, subsection (or paragraph), and lesser section of this Agreement constitutes a separate and distinct undertaking, covenant and/or provision hereof. In the event that any provision of this Agreement shall be determined finally to be unlawful, invalid or unenforceable, such provision shall be deemed severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect.

22.	COUNTERPARTS.

This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which, when executed and delivered, shall constitute an original, and all such counterparts together shall constitute one and the same instrument.

23.	ENGLISH LANGUAGE.

This Agreement is written in the English language. The English language text of this Agreement shall prevail over any translation thereof.

24.	PROVISIONS SURVIVING TERMINATION.

The provisions of Sections 4, 7, 8, 9, 10, 13, 14, 17 and 19 of this Agreement shall survive termination of this Agreement for any reason.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the parties has caused this instrument to be executed in its name and behalf by its duly authorized representative(s) as of the date set forth above.

ASG DIVERSIFYING STRATEGIES CAYMAN FUND LTD.

By:	/s/ Ronan Guilfoyle
	Name:	Ronan Guilfoyle
	Title:	Director

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Joseph L. Hooley
	Name:	Joseph L. Hooley
	Title:	President and Chief Operating Officer

INCUMBENCY CERTIFICATE

ASG DIVERSIFYING STRATEGIES CAYMAN FUND LTD. (“Customer”) hereby certifies, through the duly authorized person(s) whose signature(s) appear below, that the persons whose names appear below are authorized to act on behalf of the Customer, including the authorization to give Proper Instructions, with respect to the Custody Services Agreement between the Customer and STATE STREET BANK AND TRUST COMPANY (the “Custodian”) dated July 27, 2009. The Customer further certifies that the true signature of each such person is set forth below opposite his name, and that the Custodian may rely upon this certificate until such time as it receives another certificate bearing a later date.

NAME	SIGNATURE

Glenn Wolfset	/s/ Glenn Wolfset

John Sgroi	/s/ John Sgroi

Michael Kardok	/s/ Michael Kardok

Kendall Walker	/s/ Kendall Walker

ASG DIVERSIFYING STRATEGIES CAYMAN FUND LTD.

BY:	/s/ Ronan Guilfoyle
Name (printed): Ronan Guilfoyle
Title:	Director
Date:

EXHIBIT A

REMOTE ACCESS SERVICES ADDENDUM TO CUSTODY SERVICES AGREEMENT

ADDENDUM to that certain Custody Services Agreement, dated as of July 27, 2009 (the “Agreement”) between ASG DIVERSIFYING STRATEGIES CAYMAN FUND LTD. (“you” or the “Customer”) and STATE STREET BANK AND TRUST COMPANY, including its subsidiaries and affiliates (“State Street”).

State Street has developed and/or utilizes proprietary or third party accounting and other systems in conjunction with the services that State Street provides to you. In this regard, State Street maintains certain information in databases under State Street ownership and/or control that State Street makes available to customers (the “Remote Access Services”).

The Services

State Street agrees to provide you, the Customer, and your designated investment advisors, consultants or other third parties who agree to abide by the terms of this Addendum (“Authorized Designees”) with access to State Street proprietary and third party systems as may be offered by State Street from time to time (each, a “System”) on a remote basis.

Security Procedures

You agree to comply, and to cause your Authorized Designees to comply, with remote access operating standards and procedures and with user identification or other password control requirements and other security devices and procedures as may be issued or required from time to time by State Street or its third party vendors for use of the System and access to the Remote Access Services. You are responsible for any use and/or misuse of the System and Remote Access Services by your Authorized Designees. You agree to advise State Street immediately in the event that you learn or have reason to believe that any person to whom you have given access to the System or the Remote Access Services has violated or intends to violate the terms of this Addendum and you will cooperate with State Street in seeking injunctive or other equitable relief. You agree to discontinue use of the System and Remote Access Services, if requested, for any security reasons cited by State Street and State Street may restrict access of the System and Remote Access Services by you or any Authorized Designee for security reasons or noncompliance with the terms of this Addendum at any time.

Fees

Fees and charges for the use of the System and the Remote Access Services and related payment terms shall be as set forth in the RAA Fee Schedule in effect from time to time between the parties (the “RAA Fee Schedule”). You shall be responsible for any tariffs, duties or taxes imposed or levied by any government or governmental agency by reason of the transactions contemplated by this Addendum, including, without limitation, federal, state and local taxes, use, value added and personal property taxes (other than income, franchise or similar taxes which may be imposed or assessed against State Street). Any claimed exemption from such tariffs, duties or taxes shall be supported by proper documentary evidence delivered to State Street.

Proprietary Information/Injunctive Relief

The System and Remote Access Services described herein and the databases, computer programs, screen formats, report formats, interactive design techniques, formulae, processes, systems, software, knowhow, algorithms, programs, training aids, printed materials, methods, books, records, files, documentation and other information made available to you by State Street as part of the Remote Access Services and through the use of the System and all copyrights, patents, trade secrets and other proprietary and intellectual property rights of State Street and third party vendors related thereto are the exclusive, valuable and confidential proprietary property of State Street and its relevant licensors and third party vendors (the “Proprietary Information”). You agree on behalf of yourself and your Authorized Designees to keep the Proprietary Information confidential and to limit access to your employees and Authorized Designees (under a similar duty of confidentiality) who require access to the System for the purposes intended. The foregoing shall not apply to Proprietary Information in the public domain or required by law to be made public.

You agree to use the Remote Access Services only in connection with the proper purposes of this Addendum. You will not, and will cause your employees and Authorized Designees not to, (i) permit any third party to use the System or the Remote Access Services, (ii) sell, rent, license or otherwise use the System or the Remote Access Services in the operation of a service bureau or for any purpose other than as expressly authorized under this Addendum, (iii) use the System or the Remote Access Services for any fund, trust or other investment vehicle without the prior written consent of State Street, or (iv) allow or cause any information transmitted from State Street’s databases, including data from third party sources, available through use of the System or the Remote Access Services, to be published, redistributed or retransmitted for other than use for or on behalf of yourself, as our Customer.

You agree that neither you nor your Authorized Designees will modify the System in any way, enhance, copy or otherwise create derivative works based upon the System, nor will you or your Authorized Designees reverse engineer, decompile or otherwise attempt to secure the source code for all or any part of the System.

You acknowledge that the disclosure of any Proprietary Information, or of any information which at law or equity ought to remain confidential, will immediately give rise to continuing irreparable injury to State Street or its third party licensors and vendors inadequately compensable in damages at law and that State Street shall be entitled to obtain immediate injunctive relief against the breach or threatened breach of any of the foregoing undertakings, in addition to any other legal remedies which may be available.

Limited Warranties

State Street represents and warrants that it is the owner of and/or has the right to grant access to the System and to provide the Remote Access Services contemplated herein. Because of the nature of computer information technology, including but not limited to the use of the Internet, and the necessity of relying upon third party sources and data and pricing information obtained from third parties, the System and Remote Access Services are provided “AS IS” without warranty express or implied including as to availability of the System, and you and your Authorized Designees shall be solely responsible for the use of the System and Remote Access Services and investment decisions, results obtained, regulatory reports and statements produced using the Remote Access Services. State Street and its relevant licensors and third party vendors will not be liable to you or your Authorized Designees for any direct or indirect, special, incidental, punitive or consequential damages arising out of or in any way connected with the System or the Remote Access Services, nor shall any party be responsible for delays or nonperformance under this Addendum arising out of any cause or event beyond such party’s control.

EXCEPT AS EXPRESSLY SET FORTH IN THIS ADDENDUM, STATE STREET FOR ITSELF AND ITS RELEVANT LICENSORS AND THIRD PARTY VENDORS EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES CONCERNING THE SYSTEM AND THE SERVICES TO BE RENDERED HEREUNDER, WHETHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTIBILITY OR FITNESS FOR A PARTICULAR PURPOSE.

Infringement

State Street will defend or, at our option, settle any claim or action brought against you to the extent that it is based upon an assertion that access to or use of State Street proprietary systems by you under this Addendum constitutes direct infringement of any United States patent or copyright or misappropriation of a trade secret, provided that you notify State Street promptly in writing of any such claim or proceeding and cooperate with State Street in the defense of such claim or proceeding and allow State Street sole control over such claim or proceeding. Should the State Street proprietary system or any part thereof become, or in State Street’s opinion be likely to become, the subject of a claim of infringement or the like under any applicable patent, copyright or trade secret laws, State Street shall have the right, at State Street’s sole option, to (i) procure for you the right to continue using the State Street proprietary system, (ii) replace or modify the State Street proprietary system so that the State Street proprietary system becomes noninfringing, or (iii) terminate this Addendum without further obligation. This section constitutes the sole remedy available to you for the matters described in this section.

Termination

Either party may terminate this Addendum (i) for any reason by giving the other party at least one-hundred and eighty (180) days’ prior written notice in the case of notice of termination by State Street to you or thirty (30) days’ notice in the case of notice from you to State Street of termination, or (ii) immediately for failure of the other party to comply with any material term and condition of the Addendum by giving the other party written notice of termination. This Addendum shall in any event terminate within ninety (90) days after the termination of any service agreement applicable to you. Your use of any third party System is contingent upon your compliance with any terms and conditions of use of such System imposed by such third party and State Street’s continued access to, and use of, such third party System. In the event of termination, you will return to State Street all copies of documentation and other confidential information in your possession or in the possession of your Authorized Designees and immediately cease access to the System and Remote Access Services. The foregoing provisions with respect to confidentiality and infringement will survive termination for a period of three (3) years.

Miscellaneous

This Addendum constitutes our entire understanding with respect to access to the System and the Remote Access Services. This Addendum cannot be modified or altered except in a writing duly executed by both of us and shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.